Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Henry Schein, Inc.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-120246, 333-120246, 333-63594, 333-05453, and 333-44270) and Form S-8 (Nos. 333-111914, 333-91778, 333-35144, 333-39893, 333-33193 and 333-05453) of Henry Schein, Inc. of our report dated February 21, 2006, except for Note 6 which is as of March 6, 2006, relating to the consolidated financial statements, and our reports dated February 21, 2006 relating to the financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO SEIDMAN, LLP
New York, New York
March 10, 2006